   EXHIBIT 99

TRIBUNE REPORTS 2004 FIRST QUARTER RESULTS
Publishing revenues up 3%; Television revenues up 6%

CHICAGO, April 15, 2004—Tribune Company (NYSE: TRB) today reported first quarter 2004 diluted earnings per share (EPS) of $.35 compared with $.41 in the first quarter of 2003. The 2004 first quarter results included a net non-operating loss of $.05 per diluted share, while the 2003 first quarter results included a net non-operating gain of $.02 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“After a slow start in January, revenues improved month-over-month during the first quarter” said Dennis FitzSimons, Tribune’s chairman, president and chief executive officer. “We saw strong growth in help wanted advertising and solid increases over last year in our television group. Cash operating expenses grew in line with our expectations this quarter, due in large part to the impact of higher benefit and newsprint costs this year.”

FIRST QUARTER 2004 RESULTS1

CONSOLIDATED

Tribune’s 2004 first quarter operating revenues increased 3 percent to $1.33 billion from $1.29 billion in the 2003 first quarter. Consolidated cash operating expenses increased $44 million, or 4.6 percent, in the first quarter of 2004 primarily due to higher benefit and newsprint expenses and the impact of the KPLR-TV, St. Louis and KWBP-TV, Portland, Ore., acquisitions in March of 2003. Operating cash flow was flat compared with the first quarter of 2003. Tribune’s operating profit decreased 1 percent to $273 million, compared with $276 million in 2003.

PUBLISHING

Publishing’s first quarter operating revenues were $1 billion, up 3 percent from last year’s first quarter. Publishing cash operating expenses rose by 5 percent. Publishing operating cash flow was $235 million, a 3 percent decrease from $243 million in the first quarter of 2003. Publishing operating profit decreased 4 percent to $190 million, down from $198 million in 2003.

1“Operating profit” for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. "Operating cash flow" is defined as operating profit before depreciation and amortization. "Cash operating expenses" are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.

   Management Discussion

o	Retail advertising revenues rose 5 percent for the quarter. Increases in furniture/home furnishing, hardware, food and health care were partially offset by a decline in department stores and electronics. Preprint revenues increased 7 percent, led by a 14 percent increase in Los Angeles, a 13 percent increase in South Florida and a 6 percent increase in Chicago; New York was flat.
o	National advertising was up 4 percent for the quarter with increases in the financial, auto manufacturers and travel/resorts categories, partially offset by decreases in hi-tech and movies and entertainment.
o	Classified advertising was up 5 percent for the quarter. Help wanted revenues for the group were up 10 percent; Los Angeles was up 10 percent, New York rose 6 percent and Chicago rose 5 percent. Auto and real estate revenues increased 5 percent and 3 percent, respectively, for the quarter.
o	Interactive revenues, which are included in the above categories, were $29 million, up 38 percent, due to strength in classified and banner/sponsorship advertising.
o	CareerBuilder network revenues increased 66 percent from last year’s first quarter and March unique visitors grew 124 percent from last year.
o	Cash operating expenses increased 5 percent from the first quarter of 2003 due primarily to higher newsprint prices, higher retirement and other benefit expenses and new publications. Newsprint and ink expense was 10 percent higher than 2003 as newsprint cost per ton was up 9 percent and consumption increased slightly.

BROADCASTING AND ENTERTAINMENT

Broadcasting and Entertainment’s first quarter operating revenues increased 4 percent to $329 million, up from $316 million in 2003. Group cash operating expenses were up 2 percent in the first quarter of 2004. Operating cash flow was $110 million, up 8 percent from $101 million in 2003. Operating profit rose 7 percent to $97 million from $90 million last year.

Television’s first quarter revenues increased 6 percent to $306 million, up from $289 million in 2003. Television cash operating expenses rose 4 percent from last year. Television operating cash flow was $114 million, a 10 percent increase from $104 million in the first quarter of 2003. Television operating profit rose 9 percent to $102 million, up from $94 million in 2003.

   Management Discussion

o	Television results excluding acquisitions:
o	Television revenues increased 3 percent compared to the first quarter of 2003, when they were up 11 percent over 2002.
o	Television cash operating expenses were flat compared with last year primarily due to lower broadcast rights amortization.
o	Television advertising growth was driven by gains in the auto and financial categories, offset by softness in movies and fast food. Local advertising was up while National was down slightly.
o	Television’s operating cash flow margin was 37.3 percent, up from 35.9 percent in 2003.
o	Radio/entertainment results reflect the impact of fewer programs in production at Tribune Entertainment.

EQUITY RESULTS

Net equity loss was $4 million in the first quarter of 2004, compared with a net loss of $9 million in the first quarter of 2003. The improvement was primarily due to increased equity income from TV Food Network.

NON-OPERATING ITEMS

In the 2004 first quarter, Tribune recorded a net after-tax non-operating loss of $16 million, or $.05 per diluted share, while in the 2003 first quarter the Company recorded a net after-tax non-operating gain of $8 million, or $.02 per diluted share. Non-operating items in the first quarter of 2004 included a loss from marking-to-market the Company’s PHONES derivatives and related Time Warner investment and a gain from the sale of the Company’s ownership interest in La Opinión. Non-operating items in the first quarter of 2003 included a loss from marking-to-market the Company’s PHONES derivatives and related Time Warner investment and a gain from the divestiture of the Company’s remaining Denver radio station.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2004 first quarter increased to $13 million from $11 million in the first quarter of 2003 mainly due to higher compensation, including higher retirement plan expenses.

Net interest expense for the 2004 first quarter decreased to $45 million, down 7 percent from $49 million in the first quarter 2003 as debt, excluding the PHONES, was approximately $2.0 billion at the end of the 2004 first quarter compared to a balance of $2.7 billion at the end of the first quarter of 2003.

The effective tax rate in the 2004 first quarter was 38.7 percent, compared with 39.0 percent in the 2003 first quarter.

Capital expenditures were about $47 million in the first quarter of 2004.

2004 FULL YEAR OUTLOOK

As previously stated, consolidated revenues for 2004 are expected to grow about 6 percent, including about 1 percent from new publications, and will continue to be affected by many factors, including changes in national and local economic conditions, consumer confidence, job creation and unemployment rates. Consolidated operating expenses are expected to increase about 5.5 percent in both the first and second halves of 2004 due to higher expenses for retirement and medical plans, newsprint and the impact of new publications. Equity income is projected to be somewhat higher than 2003. Interest expense is expected to decrease from 2003 due to a lower average debt level and the impact of the debt refinancing in the second quarter of 2004. The effective income tax rate for 2004 is expected to be approximately 39 percent.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live Webcast of the 2004 first quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the Webcast will be available on these sites from April 15 through April 22. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s premier media companies, operating businesses in broadcasting and publishing. It reaches more than 80 percent of U.S. households and is the only media organization with television stations, newspapers and Web sites in the nation’s top three markets. In publishing, Tribune operates 14 leading daily newspapers including the Los Angeles Times, Chicago Tribune, Newsday and Spanish-language Hoy, plus a wide range of targeted publications. The company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; WGN-AM in Chicago; and the Chicago Cubs baseball team. Popular news and information Web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the company’s business. These factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the Securities and Exchange Commission through a Form 8-K.

MEDIA CONTACT: Gary Weitman 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com

TRIBUNE COMPANY
FIRST QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FIRST QUARTER (A)
	2004	2003	% Change
OPERATING REVENUES	$ 1,332,317	$ 1,290,047	3
OPERATING EXPENSES	1,059,042	1,013,638	4

OPERATING PROFIT (B)	273,275	276,409	(1)

Net Loss on Equity Investments	(4,373)	(9,014)	(51)
Interest Income	1,276	2,075	(39)
Interest Expense	(46,677)	(50,947)	(8)
Non-Operating Items (C)	(26,579)	12,831	NM

Income Before Income Taxes	196,922	231,354	(15)

Income Taxes	(76,241)	(90,202)	(15)

NET INCOME	120,681	141,152	(15)

Preferred Dividends, net of tax	(2,077)	(6,231)	(67)

Net Income Attributable to Common Shares	$ 118,604	$ 134,921	(12)

EARNINGS PER SHARE

Basic	$ .36	$ .44	(18)

Diluted (D)	$ .35	$ .41	(15)

DIVIDENDS PER COMMON SHARE	$ .12	$ .11	9

Weighted Average Common Shares Outstanding (E)	329,303	306,966	7

(A)	2004 first quarter: Dec. 29, 2003 to March 28, 2004. (13 weeks) 2003 first quarter: Dec. 30, 2002 to March 30, 2003. (13 weeks)

(B)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(C)	The first quarter of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$(45,501)	$(27,755)	$ (.09)
Gain on sales of subsidiaries and investments, net (2)	21,518	13,126.04
Loss on investment write-downs and other	(2,596)	(1,584)	–

Total non-operating items	$(26,579)	$(16,213)	$ (.05)

The first quarter of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$(36,895)	$(22,580)	$ (.07)
Gain on sales of subsidiaries and investments, net (2)	49,954	30,572.09
Loss on investment write-downs	(228)	(139)	–

Total non-operating items	$ 12,831	$ 7,853	$ .02

(1)	Loss on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)

In 2004, gain on sales of subsidiaries and investments relates primarily to the sale of the Company’s 50% interest in
La Opinion. In 2003, gain on sales of subsidiaries and investments relates primarily to the divestiture of the assets of Denver radio station KKHK-FM, now known as KQMT-FM, which were exchanged for the assets of KWBP-TV, Portland, Ore.

(D)

For the first quarter of 2003, diluted EPS was computed assuming that the Series B convertible preferred shares and the LYONs debt securities were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003 and the LYONs were converted into approximately seven million shares of common stock during June 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. The Company has certain other convertible securities which were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the first quarter:

	First Quarter
	2004	2003
Net income	$ 120,681	$ 141,152
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(2,447)
Dividends for Series C, D-1 and D-2 preferred stock	(2,077)	(2,063)
LYONs interest expense, net of tax	–	1,560

Adjusted net income	$ 118,604	$ 138,202

Weighted average common shares outstanding	329,303	306,966
Assumed conversion of Series B preferred shares into common	–	16,225
Assumed exercise of stock options, net of common
shares assumed repurchased	6,791	6,521
Assumed conversion of LYONs debt securities	–	6,975

Adjusted weighted average common
shares outstanding	336,094	336,687

Diluted earnings per share	$ .35	$ .41

(E)	The number of common shares outstanding, in thousands, at March 28, 2004 was 328,889.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FIRST QUARTER
	2004	2003	% Change
PUBLISHING
Operating Revenues	$ 1,003,583	$ 973,583	3
Cash Operating Expenses (A)	(768,942)	(730,990)	5

Operating Cash Flow (B) (C)	234,641	242,593	(3)
Depreciation and Amortization Expense	(45,093)	(44,992)	–

Total Operating Profit (C)	$ 189,548	$ 197,601	(4)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 306,439	$ 289,256	6
Radio/Entertainment	22,295	27,208	(18)

Total Operating Revenues	328,734	316,464	4

Cash Operating Expenses (A)
Television	(192,277)	(185,323)	4
Radio/Entertainment	(26,742)	(29,674)	(10)

Total Cash Operating Expenses	(219,019)	(214,997)	2

Operating Cash Flow (B) (C)
Television	114,162	103,933	10
Radio/Entertainment	(4,447)	(2,466)	80

Total Operating Cash Flow	109,715	101,467	8

Depreciation and Amortization Expense
Television	(11,759)	(9,895)	19
Radio/Entertainment	(1,337)	(1,375)	(3)

Total Depreciation and Amortization Expense	(13,096)	(11,270)	16

Operating Profit (Loss) (C)
Television	102,403	94,038	9
Radio/Entertainment	(5,784)	(3,841)	51

Total Operating Profit	$ 96,619	$ 90,197	7

CORPORATE EXPENSES
Operating Cash Flow (B) (C)	$ (12,471)	$ (10,860)	15
Depreciation and Amortization Expense	(421)	(529)	(20)

Total Operating Loss (C)	$ (12,892)	$ (11,389)	13

CONSOLIDATED
Operating Revenues	$ 1,332,317	$ 1,290,047	3
Cash Operating Expenses (A)	(1,000,432)	(956,847)	5

Operating Cash Flow (B) (C)	331,885	333,200	–
Depreciation and Amortization Expense	(58,610)	(56,791)	3

Total Operating Profit (C)	$ 273,275	$ 276,409	(1)

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

        Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$814,035	$232,115	$12,892	$1,059,042
Less: depreciation and amortization expense	45,093	13,096	421	58,610

Cash operating expenses	$768,942	$219,019	$12,471	$1,000,432

        Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$775,982	$226,267	$11,389	$1,013,638
Less: depreciation and amortization expense	44,992	11,270	529	56,791

Cash operating expenses	$730,990	$214,997	$10,860	$ 956,847

(B)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(C)	Operating profit for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

        Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$189,548	$ 96,619	$(12,892)	$273,275
Add back: depreciation and amortization expense	45,093	13,096	421	58,610

Operating cash flow	$234,641	$109,715	$(12,471)	$331,885

        Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$197,601	$ 90,197	$(11,389)	$276,409
Add back: depreciation and amortization expense	44,992	11,270	529	56,791

Operating cash flow	$242,593	$101,467	$(10,860)	$333,200

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 3 Ended March 28, 2004
(In thousands)

	Period 3 (4 weeks)			Year-to-Date (13 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$101,439	$ 93,618	8.4	$ 305,237	$ 291,758	4.6
National	61,148	56,003	9.2	200,705	193,159	3.9
Classified	88,130	81,955	7.5	268,781	255,064	5.4

Sub-Total	250,717	231,576	8.3	774,723	739,981	4.7
Circulation	51,650	52,579	(1.8)	165,903	169,906	(2.4)
Other	20,637	20,608	0.1	62,957	63,696	(1.2)

Segment Total (A)(B)	323,004	304,763	6.0	1,003,583	973,583	3.1

Broadcasting & Entertainment
Television (C)	102,247	99,019	3.3	306,439	289,256	5.9
Radio/Entertainment	10,349	12,320	(16.0)	22,295	27,208	(18.1)

Segment Total (D)	112,596	111,339	1.1	328,734	316,464	3.9

Consolidated Revenues (E)	$435,600	$416,102	4.7	$1,332,317	$1,290,047	3.3

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 0.8% for the period and 2.6% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues decreased 1.1% for the period and increased 0.8% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 4.1% for the period and 2.5% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 3 Ended March 28, 2004
(In thousands)

	Period 3 (4 weeks)			Year-to-Date (13 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	182	195	(7)	621	638	(3)
Chicago Tribune	173	163	6	534	514	4
Newsday	122	109	12	362	333	9
Other Daily Newspapers (B)	1,160	1,033	12	3,519	3,264	8

Total	1,637	1,500	9	5,036	4,749	6

Part Run
L.A. Times	450	419	7	1,441	1,400	3
Chicago Tribune	538	427	26	1,544	1,286	20
Newsday	144	141	2	427	410	4
Other Daily Newspapers (B)	502	506	(1)	1,549	1,527	1

Total	1,634	1,493	9	4,961	4,623	7

Total Advertising Inches
Full Run
Retail	476	424	12	1,432	1,349	6
National	324	277	17	999	919	9
Classified	837	799	5	2,605	2,481	5

Sub-Total	1,637	1,500	9	5,036	4,749	6
Part Run	1,634	1,493	9	4,961	4,623	7

Total	3,271	2,993	9	9,997	9,372	7

Preprint Pieces
L.A. Times	257,247	223,364	15	755,763	665,700	14
Chicago Tribune	280,092	233,779	20	902,555	760,884	19
Newsday	209,417	209,728	–	637,080	663,394	(4)
Other Daily Newspapers (B)	326,887	296,404	10	972,773	917,547	6

Total	1,073,643	963,275	11	3,268,171	3,007,525	9

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.